Exhibit 10.1

Form of Change of Control Agreement

Date ________________

Dear _____________:

Vineyard Bank (the "Bank") considers it essential to its best interests, the best interests of its sole shareholder, Vineyard National Bancorp (the “Company”), and the best interests of the Company’s shareholders, to foster the continuous employment of key management personnel. In this connection, the Bank recognizes that, as is the case with many businesses, the possibility of a change in control may exist and that such possibility and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Bank, the Company and their respective shareholders.

The Board of Directors of the Bank has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Bank's executive management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control.

In order to induce you to remain in the employ of the Bank, the Bank agrees that subject to the terms and conditions set forth in this letter agreement ("Agreement"), if a Change in Control (within the meaning of Section 2) occurs and you are employed by the Bank immediately prior thereto, the Bank will provide you with the Retention Benefit specified in Section 4.

1.  Term of Agreement. This Agreement will begin on the date hereof and will continue in effect through _____________. Beginning on ___________, and each January 1 thereafter, the Agreement will automatically be extended for one additional year unless, not later than September 30 of the preceding year, the Bank gives you notice that it does not wish to extend this Agreement; provided, however, that any such notice that is given on or after a Change in Control will not be valid unless you consent thereto in writing.

2.  Change in Control. For purposes of this Agreement, a “Change in Control” shall mean:

(i) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization if more than 50% of the combined voting power (which voting power shall be calculated by assuming the conversion of all equity securities convertible (immediately or at some future time) into shares entitled to vote, but not assuming the exercise of a warrant or right to subscribe to or purchase those shares) of the continuing or Surviving Entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned, directly or indirectly, by persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization; provided, however, that in making the determination of ownership by the shareholders of the Company, immediately after the reorganization, equity securities which persons own immediately before the reorganization as shareholders of another party to the transaction shall be disregarded; or

(ii) The sale, transfer or other disposition of all or substantially all of the Company’s assets.

(iii) A transaction will not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

3.  Timing of, and Conditions to, Retention Payment Following Change in Control.

(i)  If you are employed by the Bank immediately prior to a Change in Control, unless you have been Unreasonably Uncooperative (as hereinafter defined) you will be entitled to receive the Retention Benefit on the earlier of (A) the 90th day following the Change in Control; or (B) as soon as practicable (but not more than ten days) following the first occurrence on or after the Change in Control of any of the following: (1) the termination of your employment by the Bank (without regard to the reason of the termination of your employment), (2) your duties, title, responsibilities or compensation being meaningfully reduced by the Bank, or (3) your being required to perform your duties at a location that is more than 25 miles from their original location. In the event that you have been Unreasonably Uncooperative, you will forfeit your right to receive any benefit hereunder. For purposes hereof you will be deemed to have been “Unreasonably Uncooperative” if and only if the Bank’s Chief Executive Officer immediately prior to the Change in Control, in his sole discretion, provides you and the Bank with written notice that he has made an affirmative determination that you have been unreasonably uncooperative with the Bank during the period immediately prior to and immediately following the Change in Control. In making such determination, the Bank’s Chief Executive Officer immediately prior to the Change in Control will take into account all factors that he, in his sole discretion, deems relevant, including, but not limited to, (i) your position, duties and title prior to the Change in Control and (ii) the potential desire of the new beneficial owners of the Bank to replace some or all of the Bank’s management team with other personnel and to have the old management team reasonably assist them in the transition. The determination of the Bank’s Chief Executive Officer immediately prior to the Change in Control with respect thereto shall be binding, even though such determination may be somewhat subjective.

4.  Retention Benefit. The “Retention Benefit” payable hereunder is a lump sum payment, payable by check, in an amount equal to the sum of: (i) your base salary for a ____-month period; (ii) the average of the two most recent annual incentive bonuses paid to you prior to the Change in Control; and (iii) the amount you would have to pay for COBRA continuation coverage under the Bank’s group health plans for a ___-month period had your employment terminated immediately prior to the Change in Control and you elected COBRA continuation coverage at such time. For purposes of clause (i) of the preceding sentence, “base salary” means your base salary immediately prior to the Change in Control, but disregarding any reduction of your base salary that is made in anticipation of the Change in Control.

5.  Accelerated Vesting of Restricted Shares and Stock Options. Upon a Change in Control, to the extent that it has not yet vested, any award to you under any of the Company’s Restricted Share Plans that has not previously terminated and any stock option granted to you under the Company’s 1997 Incentive Stock Option Plan (or any other stock option plan adopted by the Company) that has not previously terminated, shall fully and immediately vest.

6.  Parachute Tax. Notwithstanding anything in this Agreement to the contrary, the amount of any payment to be received by you pursuant to this Agreement (including the accelerated vesting provided for in Section 5) will be reduced (but not below zero) by the amount, if any, necessary to prevent any part of any payment or benefit received or to be received by the you in connection with a Change in Control, (whether payable or provided pursuant to this Agreement (but without regard to this Section 6) or any other agreement, contract, plan or arrangement with the Bank, any person whose action results in such Change in Control or any member of an “affiliated group” (as defined in Section 280G(d)(5) of the Internal Revenue Code of 1986, as amended (the “Code”)) which includes the Bank) (such foregoing payments or benefits referred to collectively as the “Total Payments”), from being treated as an “excess parachute payment” within the meaning of Section 280G(b)(I) of the Code, but only if and to the extent such reduction will also result in, after taking into account all applicable state and Federal taxes (computed at the highest applicable marginal rate) including any taxes payable pursuant to Section 4999 of the Code, a greater after-tax benefit to you than the after-tax benefit to you of the Total Payments computed without regard to any such reduction. For purposes of the foregoing, (i) no portion of the Total Payments will be taken into account which in the opinion of nationally-recognized tax counsel selected by you (“Tax Counsel”) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code; (ii) any reduction in payments pursuant to this Agreement will be computed by taking into account, in accordance with Section 280G(b)(4) of the Code, that portion of the Total Payments which is reasonable compensation, within the meaning of Section 280G(b)(4) of the Code, in the opinion of Tax Counsel; (iii) the value of any non-cash benefits or of any deferred or accelerated payments or benefits included in the Total Payments will be determined by Tax Counsel in accordance with the principles of Section 280G(d)(3) and (4) of the Code and the Treasury Regulations thereunder; and (iv) in the event of any uncertainty as to whether a reduction in Total Payments to the Executive is required pursuant hereto, the Bank will initially make all payments otherwise required to be paid to you hereunder, and any amounts so paid which are ultimately determined not to have been payable hereunder either (x) upon our mutual agreement, or (y) upon Tax Counsel furnishing you with its written opinion setting forth the amount of such payments not to have been so payable under this Section 6, or (z) in the event a portion of the Total Payments shall be determined by a court or an Internal Revenue Service proceeding to have otherwise been an “excess parachute payment,” the amount so determined in (x), (y) or (z) shall be repaid by you to the Bank within ten (10) business days after the time of such mutual agreement, such opinion is so furnished to you, or of such determination, as applicable. All fees and expenses of any Tax Counsel or accounting firm selected under this Section 6 shall be borne solely by the Bank.

7.  Withholding Taxes. The Bank may withhold from all payments due you hereunder all taxes that the Bank is required to withhold.

8.  No Mitigation. You will not be required to mitigate the amount of any payment provided for herein by seeking other employment or otherwise, nor will the amount of any payment or benefit provided for herein be reduced by any compensation earned by you as the result of employment by another employer.

9.  No Employment Contract. This Agreement does not constitute a contract of employment, it does not impose on the Bank any obligation to retain you as an employee, and it does not prevent you from terminating your employment. You understand and acknowledge that you are an employee at will and that either you or the Bank may terminate our employment relationship at any time, for any reason, or for no reason.

10.  Assignment. Your obligations may not be delegated and, except with respect to the designation of beneficiaries in connection with benefits payable to you hereunder, you may not, without the Bank’s written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein. Any such attempted delegation or disposition shall be null and void and without effect. This Agreement and all of the Bank’s rights and obligations hereunder may be assigned or transferred by the Bank to and shall be assumed by and be binding upon any successor to the Bank. The term “successor” means, with respect to the Bank or any of its subsidiaries, any corporation or other business entity which, by merger, consolidation, purchase of the assets or otherwise acquires all or a material part of the assets of the Bank.

11.  Death. This Agreement will inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Unless otherwise provided herein, if you should die while any amount would still be payable to you hereunder, all such amounts will be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

12.  Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement will be in writing and will be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notice to the Bank must be directed to the attention of the President, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address will be effective only upon receipt.

13.  Final Expression. This Agreement is intended to be a final expression of our agreement with respect to the subject matter hereof and is intended as a complete and exclusive statement of the terms and conditions thereof and supersedes and replaces all prior negotiations and agreements between us, whether written or oral, with respect to the subject matter hereof.

14.  Validity. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

15.  Amendment and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and the President of the Bank. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

16.  Governing Law. This Agreement will be governed by and construed under the laws of the State of California, applicable to contracts to be wholly performed in such State, without regard to the conflict of laws principles thereof.

17.  Arbitration. Any dispute or controversy arising under or in connection with this Agreement will be settled exclusively by arbitration in California, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that you will be entitled to seek specific performance of your right to be paid during the pendency of any dispute or controversy arising under or in connection with this Agreement.

18.  Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Bank the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

By: ____________________________

Name: Norman Morales

Title: President and Chief Executive Officer

Section 5 Consented and Agreed to by

Vineyard National Bancorp

By:_______________________

Name: Norman Morales

Title: President and Chief Executive Officer

Agreed to this ____ day ______, 20__.

______________________    _____________________________
EMPLOYEE NAME    Signature Date